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                                                                   EXHIBIT 10.1

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

   THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Gemstar-TV Guide International, Inc. ("Company" or "Gemstar") and Jon Orlick ("Executive") and is made effective as of March 18, 2002 ("Effective Time").

                                  WITNESSETH:

   WHEREAS, Company and Executive are parties to an Employment Agreement, made effective as of January 3, 2001 (the "Predecessor Agreement"), pursuant to which Executive has served the Company as Deputy General Counsel and Senior Vice President; and

   WHEREAS, the Executive was promoted on March 18, 2002, to the position of Executive Vice President and General Counsel for the Company and has accordingly assumed increased duties and responsibilities;

   WHEREAS, Company desires to obtain the benefit of continued service by Executive to Company, and Executive desires to render services to Company; and

   WHEREAS, the Executive possesses expertise in the legal, licensing and business of the Company, and it is in the best interest of the Company to retain the services of Executive and to provide Executive certain additional benefits; and

   WHEREAS, Company and Executive desire to set forth in this Agreement the terms and conditions of Executive's future employment with the Company.

   NOW, THEREFORE, in connection of the mutual promises and covenants herein contained, the parties agree to terminate in its entirety, unless otherwise specified in this Agreement, the Predecessor Agreement, and the parties further agree as follows:

   1.  Period of Employment.

   (a) Basic Term. The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) five (5) years following the date of the Effective Time (the "Term") or (ii) the date the Period of Employment is terminated in accordance with Section 4.

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   2.  Position, Duties and Responsibilities.

   (a) Position. Executive hereby accepts employment with the Company as Executive Vice President and General Counsel reporting directly to Henry Yuen, Chief Executive Officer, and Chairman of the Board of the Company
("Supervisor").

   (b) Other Activities.  Executive, during the Period of Employment, will not
(i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

   3.  Compensation, Benefits, Etc.

   (a) Compensation. In consideration of the services to be rendered hereunder, including without limitation, services to any Affiliated Company, Executive shall be paid an annual salary of Six Hundred Thousand Dollars (US $600,000) (the "Annual Salary") effective March 18, 2002, subject to an annual increase at the discretion of Henry Yuen, CEO, provided that such increase shall not be less than the increase, if any, in the Consumer Price Index for All Urban Consumers, U.S. City Average, for all items as published by the Bureau of Labor Statistics of the Department of Labor ("CPI"). The Annual Salary shall first be subject to such increase adjustment on July 1, 2003 and, thereafter, on July 1 of each calendar year ("DATE OF ADJUSTMENT"). The CPI increase measure shall be equal (on a cumulative basis) to the percentage change between July 1, 2002 and the DATE OF ADJUSTMENT in the CPI. The Annual Salary (as increased during the term) shall be payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

   (b) Stock Options. The Company shall grant to Executive within ninety (90) days of the Effective Time, a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 200,000 shares of Gemstar common stock (the "Common Shares"), at an exercise price per share equal to the market price per share on the date of grant. The option shall vest and become exercisable in equal annual installments over 3 years on the anniversary date of the Effective Time. Such option shall be evidenced by a stock option agreement ("Option Agreement") utilized by Gemstar for the grant of other stock options under the plan and shall contain the aforementioned vesting and other terms which are consistent with the grants of stock options made to other senior executives of the Company. For avoidance of doubt, all previous options granted to Executive, including those granted under the Predecessor Agreement remain effective in accordance with their terms. Executive shall be entitled to exercise all vested options under any option grant granted to Executive in the past, present or future until the 10th anniversary of the date of any grant. To the extent any of the terms of the Option Agreement or other option agreements with Executive are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

   (c) Benefits. As Executive becomes eligible therefor, the Company shall provide Executive with the right to participate in and to receive benefits from all present and

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future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time. Additionally, the Executive shall receive other such benefits as he may reasonably request, such as disability and life insurance benefits that are commensurate with his position.

   (d) Expenses. The Company shall reimburse Executive for reasonable travel (including first class air travel), professional and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the terms of this Agreement.

   (e) Bonus. The Executive shall receive an annual bonus, on or before February 1, for each fiscal during the Term in an amount to be determined in the sole discretion of the Company, but in no event less than twenty-five percent (25%) of the then current Annual Salary.

   (f) Automobile Allowance. As additional compensation for Executive's services to the Company, the Company shall pay Executive's monthly automobile allowance of US $750 during the Period of Employment.

   (g) Vacation. Executive shall be entitled to four weeks paid vacation, per calendar year.

   (h) Previous Relocation. The Executive has relocated to corporate headquarters located in Pasadena on July 1, 2001. In connection with such relocation the Predecessor Agreement provided for certain consideration for such relocation. Accordingly, Section 3(h) (excluding the last sentence thereof) of the Predecessor Agreement is hereby incorporated by reference into this Agreement, and shall remain in force.

   (i) Constructive Termination. In the event the Executive, without Executive's written consent, has been reassigned by the Company, to a position with responsibilities which are substantially less or greater than that described in Section 2(a) above, or assigned duties or responsibilities inconsistent with such position, or has his responsibilities or duties materially diminished or materially reduced or increased at any time, or relocation of Executive's principal office to a geographic location outside of the Los Angeles, California area is required, or in the event of requirement of Executive to report to any person other than Henry Yuen as CEO of the Company; then any of the foregoing shall constitute a "constructive termination" of Executive and Executive shall be treated as being terminated without cause as provided in Section 4(d) below.

   (j) Change of Control. A "Change of Control" for purposes of this Agreement shall be defined as any of the following acts:

      (i) If News Corporation or any affiliated person or entity sells more than two-thirds of its existing equity interest in the Company; or

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      (ii) if News Corporation or any affiliated person or entity acquires greater than 43 percent of the equity of the Company; or

      (iii) If News Corporation or any affiliated person or entity gains effective or actual control of the Company's Board of Directors; or

      (iv) The acquisition after the Effective Time by any person, entity, or group, within the meaning of (S)13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership of twenty-five percent (25%) or more of the Company's outstanding ordinary shares.

   The Executive shall have the right in his sole discretion, to terminate this Agreement at any time during the one hundred eighty (180) days following a Change of Control, and in the event of any such termination Company shall thereafter promptly pay the Executive as if such termination was a termination without cause as provided in Section 4(d) below.

   4.  Termination of Employment.

   (a) By Death. The Period of Employment shall terminate automatically upon the death of Executive. The Company shall pay to Executive's beneficiaries or estate, as appropriate, the compensation to which he was entitled pursuant to
Section 3(a) and Section 3(b) through the end of the month in which the death occurs. Thereafter, the Company's obligations hereunder shall terminate. All stock options, which shall have vested as of the date of Executive's death, shall be exercisable by Executive's estate or beneficiaries until the 10/th/ anniversary of the date of grant. Nothing in this section shall affect any entitlement of Executive's heirs to the benefits under any life insurance plan.

   (b) By Disability. If, in the sole opinion of the Board, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Executive is entitled pursuant to Section 3(a) and
Section 3(e) shall be paid up through the last day of the month in which the Board determines Executive to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. All stock options, which shall have vested as of the date of Executive's termination due top disability, shall be exercisable until the third anniversary of executive's termination due to disability. Nothing in this section shall affect Executive's rights under any disability plan in which he is a participant.

   (c) By Company For Cause. The Company may terminate the Period of Employment for Cause (as defined below) at any time upon thirty days written notice to Executive of the cause and provided Executive is given no less than thirty (30) days to cure such cause. Termination shall be for "Cause" if: (i) Executive engages in conduct that constitutes continued willful neglect or willful misconduct that is materially detrimental to the business or

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reputation of the Company, or is convicted of or pleads guilty or nolo contendre to, a felony; (ii) Executive willfully refuses or fails to act in accordance with any reasonable direction in order of the Supervisor; provided, that the Supervisor has given Executive written notice of such refusal or failure and Executive fails to comply with such direction or order within thirty (30) days after the date of such notice; or (iii) Executive has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company. In the event the Company terminates Executive's employment for Cause,
(i) he shall be entitled to his then current Annual Salary through the date of the termination of his employment for Cause, (ii) all unvested or unexercisable options as of the date of termination for Cause shall be forfeited and (iii) all previously vested options as of the date of termination for Cause shall remain exercisable for a period of 90 days following such date.

   (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon written notice to Executive ("Notice of Termination Without Cause.") In the event of a termination without cause the Executive shall be entitled to and paid on termination the following:

      (i) The greater of: (a) a lump sump payment equivalent to the sum of Executive's then current Annual Salary and the bonus pursuant to Section 3
   (e), multiplied by the remaining years and fraction thereof in the Term; or
   (b) the sum of Executive's then current Annual Salary and the bonus pursuant to Section 3 (e) multiplied by one; and

      (ii) the right to exercise any vested stock options and any unvested options which would have vested if the Executive continued his employment until the end of the Term; In each case the Executive shall have the right to exercise such options until the 10/th/ anniversary of the grant; and

      (iii) until the earlier of the end of the Term and the date on which Executive finds other employment, continued participation in the employee plans and programs (including the programs set forth in Section 3 (c), but not including any new option grants under the applicable option plans) which he was participating on the date of Termination Without Cause.

   Executive agrees to accept the severance provided in the Section 4 (d) as liquidated damages in lieu of any other damages or severance benefits to which he might be entitled as a result of the termination of his employment with the Company. All amounts paid to the Executive pursuant to this Section 4 (d) shall be paid without regard to whether the Executive has taken actions to mitigate damages.

      (e) By Executive without Cause. The Executive may terminate this agreement anytime during the Term by providing the Company thirty (30) days written notice.

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In the event the Executive's provides such notice to end his employment without cause, (i) he shall be entitled to his then current Annual Salary (through the date of termination given by Executive) and bonus (prorated through the date of termination given by Executive) pursuant to Section 3(e) through the date of the termination of his employment under this Section 4(e), (ii) all unvested or unexercisable options as of the date of termination under this Section 4(e) shall be forfeited and (iii) all previously vested options as of the date of termination under this Section 4(e) shall remain exercisable for a period of 90 days following such date.

   (f) Termination Obligations.

   (i) Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Executive in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

   (ii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company, including any seats on any Board or Boards if requested by Henry Yuen, subject to then applicable law.

   (iii) Section 3(b), Section 5 and the Executive's obligations under Sections 6, 7 and 8 shall survive termination of the Period of Employment and expiration of this Agreement.

5.  Indemnity.

   To the maximum extent permitted by applicable law, Company shall indemnify Executive and hold Executive harmless from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, costs of investigation and experts, settlements and other amounts incurred or suffered by Executive in connection with or relating to the defense of any action, suit or proceeding, and in connection with any appeal thereon) (a) in any and all threatened, pending or completed actions, suits or proceedings, whether civil or criminal, administrative or investigative (including, without limitation, actions suits or proceedings brought by or in the name of the Company or related person or entity or shareholder), by reasons of Executive's status, actions or inaction, including actual or alleged errors or omissions, as an employee or agent of Company or any affiliate of Company or (b) arising out of any breach of this Agreement by Company.

   Executive shall be entitled to such indemnification notwithstanding any actual or alleged negligence or breach of duty by Executive, provided only that Executive shall not be entitled to indemnification if a court shall finally determine that acts of active and deliberate dishonesty by Executive were material to the claim adjudicated.

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Company shall promptly advance to Executive any and all expenses incurred by
Executive in defending any and all such actions, suits or proceeding. The advances to be made hereunder shall be paid by the Company to Executive within twenty (20) days following delivery of a written request therefor by Executive to the Company.

   If a claim under this Agreement is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company or, Executive may, but need not, at any time thereafter bring an action against the Company or to recover the unpaid amount of the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Executive has not met the standards of conduct which make it permissible under this Agreement and applicable law for the Company to indemnify Executive for the amount claimed, but the burden of proving such defense shall be on the Company, and Executive shall be entitled to receive interim payments of expenses unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. In the event of any action under this Agreement to enforce or interpret any of the terms hereof, Executive shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Executive with respect to such action, unless as part of such action, a court of competent jurisdiction determines that each of the material assertions made by Executive as a basis for such action were not made in good faith or were frivolous.

   6.  Proprietary Information.

   (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Executive's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

   (b) General Restrictions on Use. Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Executive's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

   (c) Interference with Business Competitive Activities.   Executive
acknowledges that pursuit of the activities prohibited by this Section 6(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 6(b), but that proof

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of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Executive agrees for a period of one (1) year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Executive can prove that action taken in contravention of this Section 6(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Executive engage in such competitive activities during the period which Executive continues to receive payments pursuant to Section 3(a) above. For purposes of this Section 6(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination.

   (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code (S) 3426) or otherwise available under law.

   7.  Executive Inventions and Ideas.

   (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Executive alone or with others except to the extent that California Labor Code
Section 2870 lawfully prohibits assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides;

   Any provision in an employment agreement which provides that an Executive shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

   (i) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

  (ii) Result from any work performed by the Executive for the employer.

   Executive hereby acknowledges that he understands the foregoing limitations created by Section 2870.

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   (b) Disclosure.  Executive agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Executive does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Executive (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

   (c) Assignment. Executive agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Executive shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Executive's mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Executive. Executive hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

   (d) Exclusions. Executive acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Executive and his associates outside of the Company (i) which were or are developed entirely by Executive and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Executive for the Company. To the best of the Executive's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer

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programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Executive and any other person or entity.

   (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Executive, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Executive agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold exploited, or reduced to practice by Executive or with the aid of Executive within one (1) year after termination of the Period of Employment. Executive can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment,
(iii) was conceived or developed entirely on Executive's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and
(iv) did not result from any work performed by Executive for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Executive by Sections 2870 through 2872 of the California Labor Code.

   8.  Assignment: Successors and Assigns.

   Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claim of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

   In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Executive's obligations hereunder shall continue in favor of such surviving corporation.

   9. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

      Gemstar-TV Guide International, Inc.

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      135 North Los Robles Avenue, Suite 800
      Pasadena, California 91101
      Attention: Henry Yuen, CEO

or to Executive at:

      Jonathan Orlick
      135 North Los Robles Avenue, Suite 800
      Pasadena, California 91101

Notice of change of address shall be effective only if done in accordance with this section.

   10. Entire Agreement. Except as expressly provided herein with respect to certain rights of Executive under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

   11. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

   12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

   13. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

   14. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties that the

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Company shall be entitled to injunctive relief against Executive in the event of any breach of threatened breach of any such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under laws.

   15. Arbitration. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Los Angeles, California in accordance with California Code of Civil Procedure Sections 1282-1284.2. In the event either party institutes arbitration under this Agreement, the prevailing party in any such arbitration shall be entitled, in addition, to all other relief, to reasonable attorneys' fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

   The parties have duly executed this Agreement as of the date first written above.


                                                         /s/  JON ORLICK
                                                  -----------------------------
                                                           Jon Orlick
                                                            Executive


                                                         /s/  HENRY YUEN
                                                  -----------------------------
                                                        Gemstar-TV Guide
                                                       International, Inc.
                                                      By:  Henry Yuen, CEO